77 C - Matters submitted to a vote of security holders

Consent of Sole Shareholder

JOHCM International Select Fund

The undersigned, being the sole shareholder of the JOHCM
International Select Fund, (the "Fund"), a series of BHR
Institutional Funds, a Delaware statutory trust (the
"Trust"), upon due consideration, hereby approves, adopted and consents to the following resolutions, which for all purposes shall be treated as actions taken pursuant to a vote at a shareholder meeting:

Approval of Investment Management Agreement

RESOLVED, that the Investment Management Agreement (the
"Dundee Agreement") between the Trust and DundeeWealth US,
LP dated November 11, 2008 as amended to add the Fund be, and it hereby is, approved.

Approval of Sub-Advisory Agreement

RESOLVED, that the Investment Sub-Advisory Agreement between DundeeWealth US, LP and JO Hambro Capital
Management Ltd. (the "JOHCM Agreement") be, and it hereby is, approved, and that the officers of the Trust be, and they hereby are, authorized and directed to execute and deliver, in the name of and on behalf of the Trust, the JOHCM Agreement in the form presented at this meeting with such changes as the officers of the Trust, with the advice of Trust counsel, shall, approve, such approval to be conclusively evidenced by the execution of an agreement containing any changes.

Approval of the Selection of Briggs Bunting & Dougherty,
LLP as the Independent Registered Public Accountants

RESOLVED, that Briggs Bunting & Dougherty LLP be, and they hereby are, selected to serve as the independent registered public accounting firm for the Fund for the fiscal year ending September 30, 2009, subject to termination as provided in the 1940 Act.